UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

WD-40 Company

(Exact name of Registrant as Specified in Its Charter)

Delaware	95-1797918
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1061 Cudahy Place

San Diego, CA 92110

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class To be so registered	Name of each exchange on which each class is to be registered

Common Stock, $.001 par value	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities to be registered pursuant to Section 12(g) of the Act: Not Applicable

This Amendment No. 2 on Form 8-A/A amends the registration statement on Form 8-A dated March 21, 1973 filed by WD-40 Company (the “Registrant”), as amended on Form 8, Amendment to Application or Report dated May 11, 1973.

Item 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Common Stock

The Registrant is authorized to issue up to 36,000,000 shares of common stock, $.001 par value per share (the “Common Stock”). The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Registrant’s Board of Directors out of funds legally available therefor. Upon liquidation or dissolution of the Registrant, the holders of Common Stock are entitled to share ratably in the distribution of assets. The holders of Common Stock have no preemptive rights, subscription rights or conversion rights. There are no redemption or sinking fund provisions with respect to the Common Stock.

Article V of the Certificate of Incorporation of the Registrant includes provisions relating to the required vote of stockholders to approve any transaction defined therein as a “Business Combination,” including a merger or consolidation, sale or disposition of assets or other transaction involving transfer of the business or change in control of the business of the Registrant, all as specifically described in Article V of the Certificate of Incorporation. Generally, the provisions of Article V of the Certificate of Incorporation will require approval of any Business Combination involving a direct or indirect 10% stockholder of the Registrant by holders of at least 85% of the Registrant’s Common Stock unless certain requirements are met (such as approval of the proposed Business Combination in advance of the 10% stockholder’s acquisition of such stake.)

The foregoing description of the Registrant’s Common Stock is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of the Registrant, the Delaware General Corporation Law and other laws and regulations that may apply to the Registrant and its stockholders with respect to the Common Stock.

Item 2.	EXHIBITS

3.1	The Registrant’s Certificate of Incorporation is incorporated by reference from the Registrant’s Annual Report on Form 10-K filed October 25, 2007, Exhibit 3(a) thereto.

3.2	The Registrant’s Bylaws are incorporated by reference from the Registrant’s Current Report on Form 8-K filed October 20, 2005, Exhibit 3 thereto.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 23, 2008

REGISTRANT: WD-40 COMPANY

By	/S/ GARRY O. RIDGE
Garry O. Ridge, Chief Executive Officer (Principal Executive Officer)